                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            ACCUSTAFF INCORPORATED
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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Notes:

                            ACCUSTAFF INCORPORATED
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                                APRIL 14, 1998

DEAR ACCUSTAFF INCORPORATED SHAREHOLDER:

  On behalf of the Board of Directors and management of AccuStaff
Incorporated, I cordially invite you to attend the annual meeting of shareholders (the "Annual Meeting") to be held in the Auditorium in the AccuStaff Building, One Independent Drive, Jacksonville, Florida on May 18, 1998 at 10:00 a.m. local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

  In addition to the specific matters to be acted upon, there also will be a report on the operations of the Company. Directors and officers of the Company will be present to respond to shareholders' questions.

  It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date and promptly return the enclosed proxy in the envelope provided. If you attend the Annual Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

                                          Sincerely,

                                          /s/ Derek E. Dewan
                                          DEREK E. DEWAN,
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                          Officer

                            ACCUSTAFF INCORPORATED
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1998

TO THE HOLDERS OF COMMON STOCK:

  PLEASE TAKE NOTICE that the annual meeting of shareholders (the "Annual Meeting") of AccuStaff Incorporated (the "Company") will be held on Monday, May 18, 1998, at 10:00 a.m., local time, in the Auditorium in the AccuStaff Building, One Independent Drive, Jacksonville, Florida.

  The Annual Meeting will be held for the following purposes:

1. to elect six directors to serve terms scheduled to end in conjunction with the next annual meeting of shareholders or until their successors are elected and qualify; and

2. to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on March 24, 1998, are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Michael D. Abney
                                          MICHAEL D. ABNEY,
                                          SECRETARY

Dated: April 14, 1998
Jacksonville, Florida

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                            ACCUSTAFF INCORPORATED
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD MAY 18, 1998

                                 INTRODUCTION

  This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of AccuStaff Incorporated, a Florida corporation (the "Company"), on or about April 14, 1998, in connection with the solicitation by the Company's Board of Directors of proxies to be used at the annual meeting of shareholders (the "Annual Meeting") of the Company to be held on Monday, May 18, 1998, at 10:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held in the Auditorium in the AccuStaff Building, One Independent Drive, Jacksonville, Florida.

  Only shareholders of record at the close of business on March 24, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, the Company had outstanding 109,568,272 shares of Common Stock, par value $.01 per share (the "Common Stock").

                               VOTING PROCEDURES

  The Board of Directors has designated Derek E. Dewan and Michael D. Abney, and each or either of them, as proxies to vote the shares of common stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the Secretary of the Company; (ii) delivery of a later dated proxy; or (iii) attending the Annual Meeting and voting in person. The shares represented by the proxy will be voted in accordance with the directions given unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the election of directors are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies.

  The Company's Bylaws provide that a majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. The Company's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's Bylaws further provide that other matters are approved if affirmative votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter exceed the votes opposing the action, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act or the Company's Articles of Incorporation. Therefore, abstentions and broker non-votes generally have no effect under Florida law. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange because its customer has not provided any voting instructions on the matter.

  Regarding the election of Directors, shares may be voted for or withheld from each nominee. Abstentions and broker non-votes will have no affect on the election of Directors.

  Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted "FOR" the election of all nominees.

                             ELECTION OF DIRECTORS

  At the Annual Meeting, six individuals will be elected to serve as directors of the Company for terms scheduled to end in conjunction with the next annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee is presently available for election and is a member of the Board of Directors. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may in their discretion vote for a substitute.

  Information concerning the Board of Directors' nominees, based on data furnished by them, is set forth below. There are no family relationships between any directors or executive officers of the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                                                     YEAR FIRST
                                                                       BECAME
                               POSITIONS WITH THE COMPANY;            DIRECTOR
                               PRINCIPAL OCCUPATIONS DURING            OF THE
      NAME (AGE)           PAST FIVE YEARS; OTHER DIRECTORSHIPS       COMPANY
 --------------------- -------------------------------------------   ----------
 Derek E. Dewan (43)+  President and Chief Executive Officer of         1994
                       the Company since January 1, 1994; Director
                       since January 28, 1994 (Chairman since
                       June 19, 1996); Partner with the accounting
                       firm of Coopers & Lybrand L.L.P. for more
                       than five years, prior to joining the
                       Company, most recently as the managing
                       partner of the Jacksonville, Florida
                       Office. Mr. Dewan currently serves on the
                       Board of Directors of the National
                       Association of Temporary and Staffing
                       Services ("NATSS") and on the Boards of
                       Transit Group, Inc., a publicly-held
                       trucking company, and Payroll Transfers,
                       Inc.
 Daniel M. Doyle (57)  Director of the Company since October 7,         1997
                       1997; Chief Executive Officer or President
                       of Danka Business Systems since 1977. Mr.
                       Doyle currently serves on the Board of
                       Directors of Tech Data Corporation,
                       Pinellas County Education Foundation, U.S.
                       Ski Team Foundation, Eckerd College, Tampa
                       Bay Partnership, Board of Fellows for
                       University of Tampa, Board of Trustees for
                       University of South Florida, Florida
                       Council of 100.
 Peter J. Tanous (59)  Director of the Company since August 15,         1997
                       1997; President of Lynx Investment
                       Advisory, Inc. since 1992. Mr. Tanous
                       currently serves on the Board of Directors
                       of Cedars Bank, a California State
                       commercial bank, Kistler Aerospace
                       Corporation, Interstate Resources, Inc.,
                       TechniFlite of America, Inc. Mr. Tanous was
                       formerly First Vice President and
                       International Regional Director with Smith
                       Barney, Harris Upham International and is a
                       noted author. His recent book, Investment
                       Gurus, received wide public acclaim.
 T. Wayne Davis (51).+ Director of the Company since February           1994
                       1994; Private investor for the past five
                       years; President and Chairman of the Board
                       of Tine W. Davis Family-WD Charities, Inc.;
                       President of Red Wing Properties, Inc.; Of
                       Counsel to the Florida law firm of
                       Greenberg, Traurig, et al. (from 1990-
                       1995); Director of Enstar Group, Winn-Dixie
                       Stores, Inc., a publicly-held grocery
                       chain, Secured Document Systems, Inc. and
                       Associated Industries Insurance Services,
                       Inc. Mr. Davis also serves as Vice Chairman
                       of the Board of Riverside Golf Investments;
                       and Chairman of the Board of Transit Group,
                       Inc., a publicly held trucking company.

                                                                     YEAR FIRST
                                                                       BECAME
                                   POSITIONS WITH THE COMPANY;        DIRECTOR
                                  PRINCIPAL OCCUPATIONS DURING         OF THE
          NAME (AGE)          PAST FIVE YEARS; OTHER DIRECTORSHIPS    COMPANY
 ---------------------------- ------------------------------------   ----------
 John K. Anderson, Jr. (49).+ Director of the Company since             1996
                              November 7, 1996; currently is
                              Executive Vice President, Treasurer
                              and Chief Financial Officer of
                              American Heritage Life Investment
                              Corporation, a publicly-held
                              insurance holding company. Mr.
                              Anderson served as Chief Executive
                              Officer of E.G. Baldwin &
                              Associates, Inc., a regional
                              distributor of medical imaging
                              products and services from September
                              1993 to December 1995; Co-founder
                              and President of National Healthcare
                              Distribution, Inc. from January 1994
                              to December 1995; President and
                              Chief Executive Officer of Capitol
                              American Financial Corporation, a
                              publicly-held insurance holding
                              Company, from August 1990 to May
                              1993.
 Michael D. Abney (62)        Director of the Company since             1997
                              February 10, 1997, Secretary and
                              Treasurer; Senior Vice President of
                              the Company since March 1995 and
                              Chief Financial Officer of the
                              Company since joining the company in
                              November 1992. He is a certified
                              public accountant and was a partner
                              with Coopers & Lybrand, L.L.P. for
                              22 years prior to joining the
                              Company, most recently as managing
                              partner of Coopers & Lybrand
                              L.L.P.'s Jacksonville, Florida
                              office.

--------
 .Member of the Audit Committee.
+Member of the Compensation Committee.

  BOARD OF DIRECTORS AND STANDING COMMITTEES. Regular meetings of the Board of Directors are held approximately four times a year, with special meetings as needed. During 1997, the Board of Directors held three regular meetings and ten special meetings. Each director attended at least 75% of the aggregate of:
(i) all meetings of the Board of Directors and (ii) all meetings of Board committees on which he served during 1997.

  The Board of Directors has established two standing committees, an Audit Committee and a Compensation Committee, which are described below. Members of these committees are elected annually at the regular Board of Directors meeting held in conjunction with the annual shareholders' meeting. The Board of Directors presently does not have a nominating committee.

  AUDIT COMMITTEE. The Audit Committee is presently comprised of Messrs. Anderson (Chairman) and Davis, neither of whom is an officer of the Company. The Audit Committee met once during 1997. The principal responsibilities of and functions generally performed by the Audit Committee are reviewing the Company's internal controls and the objectivity of its financial reporting, making recommendations regarding the Company's employment of independent auditors and reviewing the annual audit with the auditors.

  COMPENSATION COMMITTEE. The Compensation Committee is presently comprised of Messrs. Davis (Chairman), Dewan and Anderson. During 1997, the Compensation Committee met three times. This Committee has the responsibility of approving the compensation arrangements for senior management of the Company, including annual bonus compensation. It also recommends to the Board of Directors adoption of any compensation plans in which officers and directors of the Company are eligible to participate. Although a member of the Compensation Committee, Mr. Dewan does not participate in any of the decisions regarding the terms of his employment or compensation or the administration of the Company's stock option plans.

                     PRINCIPAL SHAREHOLDERS AND SECURITIES
                            OWNERSHIP OF MANAGEMENT

  The following table shows the beneficial ownership as of February 10, 1998 of (i) each director and nominee for director, (ii) the Named Executive Officers, as defined below, (iii) those persons known to the Company to be beneficial owners of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

                                                           SHARES BENEFICIALLY
                                                                  OWNED
                                                          ---------------------
   NAME                                                     NUMBER   PERCENT(1)
   ----                                                   ---------- ----------
   Derek E. Dewan(2).....................................  1,553,767    1.45%
   Walter W. Macauley....................................  1,000,000       *
   T. Wayne Davis(3).....................................    220,067       *
   John K. Anderson, Jr(4)...............................     12,700       *
   Daniel M. Doyle.......................................     10,000       *
   Peter J. Tanous.......................................          0       *
   Michael D. Abney(5)...................................    557,340       *
   James R. O'Reilly(6)..................................    453,102       *
   Marc M. Mayo(7).......................................     33,334       *
   American Express Company(8)...........................  6,313,816    5.87
   Putnam Investments, Inc.(9)...........................  7,927,259    7.37
   Massachusetts Financial Services Company(10).......... 10,266,137    9.55
   AMVESCAP PLC(11)......................................  5,503,093    5.12
   FMR Corp.(12).........................................  9,639,387    8.97
   All directors and executive officers as a group
    (9 persons)(13)......................................  3,839,610    3.57%

--------
* Indicates less than 1%.

(1) Percentage is determined on the basis of 103,906,303 shares of Common Stock outstanding as of February 10, 1998, plus shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act").

(2) Mr. Dewan owns or has options to acquire a total of 2,783,100 shares of Common Stock, including the 1,553,767 shares shown in the table above. Mr. Dewan's 2,783,100 shares consist of: (i) 100 shares held in his name; (ii) 1,553,667 shares held pursuant to options that are exercisable within 60 days of February 10, 1998; (iii) 276,000 shares of restricted stock, which vest ratably over the next four years; (iv) 453,333 options that will vest ratably over the next two years and (v) 500,000 options which will vest ratably over the next three years.

(3) Mr. Davis beneficially owns or has options to acquire 325,400 shares of Common Stock, including the 220,067 shares shown in the table above. Mr. Davis' 325,400 shares consist of: (i) 130,000 shares held in his name;
    (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation, over which Mr. Davis has sole voting and dispositive power;
    (iii) 5,400 held in Mr. Davis' wife's name; (iv) 54,667 shares held pursuant to options that are exercisable within 60 days of February 10, 1998; (v) options for 25,333 shares which will vest ratably over the next two years; and (vi) options for 60,000 shares which will vest ratably over the next three years.

(4) Mr. Anderson beneficially owns or has options to acquire 140,700 shares of Common Stock, including the 12,000 shares shown in the table above. Mr. Anderson's 140,700 shares consist of : (i) 700 shares held in his name; (ii) 12,000 shares held pursuant to options that are exercisable within 60 days of February 10, 1998; (iii) 68,000 options which will vest ratably over the next two year; and (iv) options for 60,000 shares which will vest ratably over the next three years.

(5) Mr. Abney owns or has options to acquire a total of 781,340 shares of Common Stock, including 557,340 shares shown in the table above. Mr. Abney's 781,340 shares consist of: (i) 31,340 shares held in his name;
    (ii) 526,000 shares held pursuant to options that are exercisable within 60 days of February 10, 1998; and (iii) 92,600 options that will vest ratably over the next two years and (iv) 100,000 options which will vest ratably over the next three years.

(6) Mr. O'Reilly owns or has options to acquire a total of 527,102 shares of Common Stock, including the 453,102 shares shown in the table above. Mr. O'Reilly's 527,102 shares consist of: (i) 12,102 shares held in his individual retirement account; (ii) 441,000 shares held pursuant to options that are exercisable within 60 days of February 10, 1998; and
    (iii) 74,000 options that will vest ratably over the next three years.

(7) Mr. Mayo has options to acquire a total of 250,000 shares of Common Stock, including the 33,334 shares shown in the table above. Mr. Mayo's 100,000 shares consist of (i) 33,334 shares held pursuant to options that are exercisable within 60 days of February 10, 1998; (ii) 66,666 options that will vest ratably over the next two years and (iii) 150,000 shares which will vest ratably over the next three years.

(8) Based on information the company obtained from American Express Company's
    Schedule 13-G filed as of January 29, 1998. The business address of American Express Company is American Express Tower, 200 Vesey Street, New York, New York 10285. American Express Company reports to have shared voting power for 399,016 shares of Common Stock and shared dispositive power for 6,313,816 shares of Common Stock.

(9) Based on information the Company obtained from Putnum Investments, Inc.'s
    Schedule 13-G filed as of January 20, 1998. The business address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. Putnam Investments, Inc. reports to have shared voting power for 438,300 shares of Common Stock and shared dispositive power for 7,927,259 shares of Common Stock. These shares are held through its affiliates which report that Putnam Investment Management, Inc. has shared dispositive power for 7,140,459 shares and The Putnam Advisory Company has shared voting power for 438,300 shares of Common Stock and share dispositive power for 786,800 shares of Common Stock.

(10) Based on information the Company obtained from Massachusetts Financial Services Company's Schedule 13-G filed as of January 20, 1998. The business address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116. Massachusetts Financial Services Company reports to have sole voting power for 10,225,030 shares of Common Stock and sole dispositive power for 10,266,137 shares of Common Stock. The 10,266,137 shares of Common Stock are held by Massachusetts Financial Services Company and certain other affiliates that include the MFS Series Trust II--MFS Emerging Growth Stock Fund.

(11) Based on information the Company obtained from AMVESCAP PLC's Schedule 13-G filed as of February 11, 1998. The business address of AMVESCAP PLC is 11 Devonshire Square, London, EC2M 4YR, United Kingdom. AMVESCAP PLC reports to have shared voting and dispositive power for 5,503,093 shares of Common Stock. The 5,503,093 shares of Common Stock are held by the following subsidiaries of AMVESCAP PLC: AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., and INVESCO North American Holdings, Inc.

(12) Based on information the Company obtained from FMR Corp.'s Schedule 13-G filed as of February 9, 1998. The business address of FMR Corp is 82 Devonshire Street, Boston, MA 02109. FMR Corp. reports to have sole voting power for 1,218,761 shares of Common Stock and sole dispositive power for 9,639,387 shares of Common Stock. These shares are held through various subsidiaries and affiliates of FMR Corp., including Fidelity Management Research Company, an investment adviser to various investment companies, Fidelity Management Trust Company, Fidelity International Limited, Edward C. Johnson 3d and Abigail P. Johnson.

(13) Includes 3,620,668 held pursuant to options that are exercisable within 60 days of February 10, 1998.

  Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the Comparative Stock Performance shall not be incorporated by reference in to any such filings.

                         COMPENSATION COMMITTEE REPORT

  The Company's overall compensation philosophy includes: attracting and retaining quality executive talent; reinforcing strategic performance objectives; and building goal congruence between the executive officers and shareholders. Thus, there are three components to executive compensation: base salary; incentive compensation; and equity participation.

  BASE SALARY AND INCENTIVE COMPENSATION. In establishing the base salaries of executive officers, attention is given to attracting and retaining quality management. The Company looks to both the levels of compensation in the staffing services industry and the marketplace for executives with similar experience and abilities to determine the amount of base compensation. The Company's intent with respect to base compensation, which has been established pursuant to employment agreements in the case of Messrs. Dewan, O'Reilly, Mayo, and Abney that are described elsewhere in this Proxy Statement, is to set the level at or below the total compensation level of the industry and marketplace to allow for stronger incentive compensation and equity participation upon performance. The Chief Executive Officer's, Chief Operating Officer's and Chief Financial Officer's bonuses are based on a percentage of the year-to-year increase in the Company's pre-tax income. Other officers may receive bonuses from time to time based on either the recommendation of the CEO or the Board of Directors, tied to subjective as well as objective performance criteria.

  EQUITY PARTICIPATION. The Committee strongly believes that to encourage the long-term growth of shareholders' value each executive officer must have some form of equity participation. Thus, each of the executive officers participates in stock ownership via either pre-existing ownership of stock or via stock options (and in case of the Chief Executive Officer, via restricted stock). During fiscal 1997, pursuant to the Company's stock plans, there were option or stock grants for 100,000 shares of common stock to executive officers and 2,352,176 shares of common stock were made to other employees.

  CHIEF EXECUTIVE OFFICER. Although a member of the Committee, Mr. Dewan does not participate in any of the decisions regarding the terms of his employment or compensation. Mr. Dewan joined the Company on January 1, 1994. At such time, the Company and Mr. Dewan entered into an employment agreement, which provided that Mr. Dewan be compensated on a pay-for-performance basis. Since his arrival, the Company has been able to grow revenues to approximately $2.4 billion in fiscal 1997 from approximately $498 million in fiscal 1993, determined under the pooling-of-interests method of accounting, and increased earnings per share approximately 1,063%. As reflected in the performance graph included herein, the Company's stock has substantially outperformed both the S&P 500 and the Company's industry peer group.

  In January 1997, the Committee reviewed Mr. Dewan's compensation package and determined that it reflected the objectives of the Committee and as such, Mr. Dewan's base annual compensation of $350,000 was not changed for fiscal 1997.

  Through the above described compensation, the Committee has sought to align Mr. Dewan's compensation with the interests of the Company's shareholders. As the Company's performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. In light of the contributions Mr. Dewan has made to the Company, including the substantial increase in shareholder value during his tenure with the Company, the Committee considers the amount of Mr. Dewan's compensation for fiscal 1997 to be reasonable.

  To the extent determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the Committee's control affect the deductibility of compensation.
Section 162(m) of the Internal Review Code of 1986, as amended (the "Code") generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1,000,000 unless certain requirements are met. The Committee believes that the Company's 1995 Stock Option Plan complies with Section 162(m) and, therefore, stock options and stock appreciation rights ("SARs") granted under this plan would qualify for the corporate tax deduction.

  As it has done in the past, the Committee intends to design future compensation awards for the executive officers subject to the deduction limit so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company. However, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  The foregoing report has been furnished by:

                                       ACCUSTAFF INCORPORATED
                                       COMPENSATION COMMITTEE

                                       T. Wayne Davis, Chairman
                                       John K. Anderson, Jr.
                                       Derek E. Dewan

                         COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the S&P 500 index and the common stock of eight companies in the temporary staffing business, as described below, for the period beginning August 16, 1994, the date that trading first began on the Nasdaq National Market, and ending December 31, 1997 (the last trading date in the Company's 1997 fiscal year), assuming the reinvestment of any dividends and assuming the investment of $100 in each. The Company's Common Stock was traded on the Nasdaq National Market until November 15, 1996, at which time it commenced trading on the New York Stock Exchange under the symbol ASI.

                             [GRAPH APPEARS HERE]


                                    LEGEND

          SYMBOL          CRSP TOTAL RETURN INDEX FOR:                  8/16/94 12/30/94 12/29/95 12/31/96 12/31/97
          ------          ----------------------------                  ------- -------- -------- -------- --------
          ----------      AccuStaff Incorporated                         100.0   117.6    752.9    1084.5   1180.7
          ... -- ...      S&P 500 Stocks                                 100.0    99.9    137.4     169.4    226.2
          - - - - -       Self-Determined Temporary Staffing Peer Group  100.0   105.2    126.2     136.9    173.1

   Companies in the Self-Determined Peer Group
     INTERIM SERVICES INC                  KELLY SERVICES INC
     MANPOWER INC WIS                      NORRELL CORP
     OLSTEN CORP                           PERSONNEL MANAGEMENT INC
     ROBERT HALF INTERNATIONAL INC

   NOTES:
     A.The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B.The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C.If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.The index level for all series was set to $100.0 on 08/16/94.


  Total return calculations for the S&P 500 Stocks and the Self-Determined Temporary Staffing Peer Group were prepared by the Center for Research in Security Prices, The University of Chicago. The Self-Determined Temporary Staffing Peer Group is composed of the stocks of certain companies selected by the Company in the temporary staffing business, and includes the following companies: Interim Services, Inc., Kelly Services, Inc., Manpower, Inc., Norrell Corp. GA, Olsten Corp., Personnel Management, Inc. and Robert Half International, Inc. Career Horizons, Inc. is no longer included in the peer group because it was merged into the Company during the 1996 fiscal year. Additionally, Uniforce Temporary Personnel, Inc. is no longer included in the peer group because it was acquired by another company during fiscal 1997. Total returns were calculated based on cumulative total return, assuming the value of the investment in the Company's Common Stock and in each index on August 16, 1994 was $100 and that all dividends were reinvested. The indexes are reweighted daily, using the market capitalization on the previous trading day.

                            EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid or accrued by the Company for services rendered during the fiscal years indicated to the Company's Chief Executive Officer and to the Company's four most highly compensated executive officers who served the Company as executive officers during 1997 and whose total salary and bonus exceeded $100,000 during the year ended December 31, 1997 (the "Named Executive Officers"). The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                         SUMMARY COMPENSATION TABLE(1)

                                                              LONG-TERM
                                                         COMPENSATION AWARDS
                                                       -----------------------
                             ANNUAL COMPENSATION       RESTRICTED  SECURITIES
                          ---------------------------    STOCK     UNDERLYING   ALL OTHER
                          YEAR    SALARY     BONUS       AWARDS   OPTIONS/SARS COMPENSATION
                          -----  --------  ----------  ---------- ------------ ------------
Derek E. Dewan..........   1997   350,000   3,903,720        --          --        30,066
 Chairman, President and   1996   350,000   1,092,640  4,887,500   1,700,000       42,678
 Chief Executive           1995   250,000     376,331        --      750,000       34,946
 Officer(2)
Walter W. Macauley......   1997   442,313         --         --          --       108,986
 Vice Chairman(3)          1996    57,693     450,000        --    1,000,000    2,250,000
                           1995       --          --         --          --           --
Michael D. Abney........   1997   200,000     681,948        --          --           --
 Senior Vice President     1996   135,000     203,180        --      390,000          --
 and Chief Financial       1995   110,000      60,000        --      300,000          --
 Officer(4)
James R. O'Reilly.......   1997   200,000     331,948        --          --           --
 Chief Operating           1996   150,000     203,180        --      315,000          --
 Officer(4)                1995   125,000      45,000        --      300,000          --
Marc M. Mayo............   1997   183,333     200,000        --      100,000        5,346
 Senior Vice President     1996       --          --         --          --           --
 and General Counsel       1995       --          --         --          --           --

--------
(1) All share amounts have been restated to reflect the Company's two-for-one stock split effective November 27, 1995, and three-for-one stock split effective March 27, 1996.
(2) Mr. Dewan's bonus is calculated as 4% of the year-to-year increase in the Company's pre-tax income. The restricted stock amounts granted to Mr. Dewan vest ratably over the next five years.
(3) Mr. Macauley resigned as Vice Chairman of the Company effective October 1, 1998.
(4) Mr. Abney and Mr. O'Reilly's bonuses for fiscal 1995 were calculated in accordance with their employment agreements and were equal to 2% of the year-to-year increase in the Company's pre-tax net income, provided, however, the total bonus could not exceed $60,000 for Mr. Abney and $45,000 for Mr. O'Reilly. For fiscal year 1996, both Mr. O'Reilly's and Mr. Abney's employment agreements were renewed and the bonus formula modified to reflect a fiscal 1996 bonus of approximately 0.75% of the year-to-year increase in the Company's pre-tax income with no limitation as to the total amount of the bonus. For fiscal year 1997, Mr. Abney's employment agreement was renewed with the same bonus formula as in fiscal year 1996.

OPTIONS GRANTED OR EXERCISED IN LAST FISCAL YEAR.

  The following table sets forth information concerning each grant of stock options to the Named Executive Officers during the year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION FOR
                                                INDIVIDUAL GRANTS                               OPTION TERM(3)
                         --------------------------------------------------------------- -----------------------------
                                               PERCENT OF TOTAL
                         NUMBER OF SECURITIES OPTIONS GRANTED TO  EXERCISE OR
                          UNDERLYING OPTIONS  EMPLOYEES IN FISCAL BASE PRICE  EXPIRATION
NAME                           GRANTED               YEAR          (S/SH)(1)     DATE          5%            10%
----                     -------------------- ------------------- ----------- ---------- -------------- --------------
Marc M. Mayo............       100,000               3.24%          $18.875   1/14/2007  $    1,187,039 $    3,008,189
Derek E. Dewan..........           --                 --                --          --              --             --
Michael D. Abney........           --                 --                --          --              --             --
James R. O'Reilly.......           --                 --                --          --              --             --
Walter W. Macauley......           --                 --                --          --              --             --

--------
(1) All options were granted at the market value on the date of grant based generally on the last sale price on the date of grant of the Company's Common Stock.
(2) The dollar amounts under these calculations are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock or the present or future value of the options.

  The following table sets forth information regarding the number of options exercised, the value realized on such exercises and the value of unexercised options as of December 31, 1997, by each of the Named Executive Officers.

                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                    FISCAL YEAR-END OPTION VALUES
                         ---------------------------------------------------
                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                         NO. OF SHARES              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS AT
                          ACQUIRED ON    VALUE    OPTIONS AT FISCAL YEAR END       FISCAL YEAR END
NAME                       EXERCISE     REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(2)
----                     ------------- ---------- -------------------------- ----------------------------
Derek E. Dewan..........    383,000    $8,402,865    1,493,667 / 513,333       $14,143,810 / $1,530,000
Michael D. Abney........    160,000    $3,289,821      514,000 / 136,000       $ 6,630,200 / $  306,000
James R. O'Reilly.......    100,000    $2,245,500      429,000 /  86,000       $ 5,300,000 / $  306,000
Walter W. Macauley......        --            --     1,000,000 / --                    --  / --
Marc M. Mayo............        --            --           --  / 100,000              --  / $  412,500

--------
(1) All share amounts have been restated to reflect the Company's two-for-one stock split effective November 27, 1995, and three-for-one stock split effective March 27, 1996.
(2) The closing price of the Company's Stock on the New York Stock Exchange on December 31, 1997, the last trading day of the Company's fiscal year, was $23.00

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Derek E. Dewan, the Company's President and Chief Executive Officer, that provides for an annual base salary of $350,000 for fiscal 1998, plus incentive compensation equal to 4% of the increase in the Company's pre-tax income for the fiscal year over the previous fiscal year. If Mr. Dewan's employment is terminated by the Company for reasons other than cause or by Mr. Dewan for good reason, the agreement provides for any unvested options to become immediately exercisable and for Mr. Dewan to receive a lump sum payment equal to the greater of: (i) the present value of Mr. Dewan's base salary for the remaining portion of the term of the employment agreement; or (ii) the present value of two years' base salary. Any unvested options also will vest upon a change in control. In addition, the employment agreement provides for Mr. Dewan to receive a car allowance, life and disability insurance and Company-paid club dues. Mr. Dewan's employment agreement expires on December 31, 2001.

  Effective January 1, 1997, the Company agreed to renew for one year the terms of the employment agreement of Michael D. Abney, the Company's Senior Vice President and Chief Financial Officer, providing for an annual salary of $200,000 plus incentive compensation of approximately 0.75% of the increase in the Company's pre-tax income for the fiscal year over the previous fiscal year. Pursuant to the agreement, if Mr. Abney is dismissed without cause, he will receive one year's base salary. In the event of his death, disability or termination without cause, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Abney on such date. The Company and Mr. Abney have continued to comply with the terms of this agreement.

  Effective February 1, 1997, the Company entered into a three year employment agreement with Marc M. Mayo, the Company's Senior Vice President and General Counsel, that provides for an annual base salary of $185,000, since adjusted to $200,000, plus a discretionary incentive bonus. Pursuant to the agreement, if Mr. Mayo is dismissed without cause, he will receive one year's base salary. In the event of his death, disability or termination without cause, or if there is a change in control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Mayo on such date.

DIRECTOR'S COMPENSATION

  FEES AND OTHER COMPENSATION. All directors, including inside directors, receive from the Company a quarterly fee of $1,000, attendance fees of $1,500 per Board meeting, $500 for each Board Committee meeting and reimbursement for their out-of-pocket expenses.

  NON-EMPLOYEES DIRECTOR STOCK PLAN. Prior to the Company's initial public offering in August 1994, the Board of Directors (excluding outside directors) adopted, and the Company's shareholders approved, a stock option plan for non-employee directors (the "Director Plan"). Subsequently, the Board of Directors unanimously adopted and the shareholders approved certain amendments to the Director Plan. A total of 1,600,000 shares of Common Stock are currently reserved for issuance under the Director Plan. The Director Plan is administered by the Director Stock Plan Committee which is comprised of members of the Board of Directors who are not eligible to participate in the Director Plan.

  The Director Plan provides for the issuance of non-qualified options to purchase 60,000 shares of Common Stock to each new non-employee director, upon first being appointed or elected, at an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable ratably over a five-year period. The awards have a term of ten years but are only exercisable for a maximum of three years after the participant ceases to be a director of the Company; however, if a participant ceases to be a director within one year of initial appointment or election, the options granted shall be canceled.

  In addition, the Director Plan provides for the annual issuance of non-qualified options to purchase 20,000 shares of Common Stock to each director, upon reelection, at an exercise price equal to the fair market value of the stock on the date of grant. The options become exercisable ratably over a three-year period. The Director Plan also permits the Board of Directors to grant additional options to non-employee directors as the Board of Directors may determine in its discretion.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The Compensation Committee, which was formed in fiscal 1994, is presently comprised of Messrs. Davis, Anderson and Dewan. Mr. Dewan is President and Chief Executive Officer of the Company and does not participate in decisions relating to his compensation or the administration of the Company's Stock Plan and 1995 Stock Option Plan.

  Mr. Dewan serves on the Board of Directors of Transit Group, Inc. which acts as the Compensation Committee for such company. Mr. Davis, the Chairman of the Company's Compensation Committee, is the Chairman of the Board of Transit Group, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Set forth below are various transactions involving the Company and former directors or their related parties. The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

  Each of the four founding directors of the Company, Ms. Delores P. Kesler (resigned from the Board, September 1997) and Messrs. Stephen A. Hoffmann (resigned from the Board, February 1997), David G. Richardson (deceased, September 1996) and William H. Thumel, Jr. (resigned from the Board, August
1997), previously entered into an Employment and Noncompetition Agreement with the Company under which the director is prohibited, for a period of three years following termination of the director's employment with the Company and its affiliates, from, among other things, engaging in, lending money for the benefit of, or rendering services for any competitive business within a 50-mile radius of any office of the Company, and employing, for himself or on behalf of any other person, within a 50-mile radius of any office of the Company, any person employed by the Company or its affiliates during the noncompete period. The business retained by each of the four founding directors are generally excepted from the noncompete provisions.

  Ms. Delores P. Kesler is the President and sole owner of ATS Services, Inc. ("ATS"), an affiliate of one of the predecessor companies. Since May 1992, the Company has leased an office building, its former headquarters, from ATS under a noncancellable lease which expired on January 1, 1996. The Company has not formally entered into a new lease with ATS and has continued to make payments and comply with the terms of the previous lease. During the year ended December 31, 1997, the Company paid ATS an aggregate annual rent of approximately $120,000.

  Mr. William H. Thumel, Jr. is Chairman and 50% owner of Abacus Business Services, Inc. ("Abacus"), an affiliate of one of the Company's four predecessor companies. Abacus paid the Company approximately $1,128,105 in fiscal 1997 for temporary staffing services provided to its beeper and paging operations.

  Mr. Thumel and Abacus of Hampton Roads, Inc., a company owned by Mr. Thumel, lease space to the Company for branch office locations in Virginia pursuant to certain noncancellable leases. During fiscal 1997, the Company paid aggregate rent of approximately $4,645 under these leases.

                         COMPLIANCE WITH SECTION 16(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company, the Company believes that, during the last fiscal year, its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                     INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

  The Company has selected the firm of Coopers & Lybrand L.L.P. to serve as the independent certified public accountants for the Company for the current fiscal year ending December 31, 1998. That firm has served as the auditors for the Company since 1992. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters to come before the Annual Meeting; however, if any other matters properly come before the Annual Meeting it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, action such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

                             SHAREHOLDER PROPOSALS

  Regulations of the Securities and Exchange Commission require Proxy Statement to disclose the date by which shareholder proposals must be received by the Company in order to be included in the Company's proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 1999 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 14, 1998. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relation to shareholder proposals in order to be included in the Company's proxy materials.

                                 ANNUAL REPORT

  A copy of the Company's Annual Report for the year ended December 31, 1997, accompanies this Proxy Statement. Additional copies may be obtained by writing to Michael D. Abney, Senior Vice President and Chief Financial Officer, at One Independent Drive, Jacksonville, Florida 32202.

                           EXPENSES OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to solicitation by mail. Should the Company's management deem it appropriate, the Company may also retain the services of Corporate Communications, Inc. and/or Morrow & Co., Inc. to aid in the solicitation of proxies for which the Company anticipates it will pay a fee not to exceed, in the aggregate, $10,000 plus reimbursement of expenses.

Date: April 14, 1998

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

LOGO
                             ACCUSTAFF INCORPORATED
                             ONE INDEPENDENT DRIVE
                          JACKSONVILLE, FLORIDA 32202

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of AccuStaff Incorporated, a Florida corporation (the "Company"), do hereby nominate, constitute, and appoint Derek E. Dewan and Michael D. Abney, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on March 24, 1998, at the Annual Meeting of its Shareholders to be held in the Auditorium in the AccuStaff Building, One Independent Drive, Jacksonville, Florida on May 18, 1998, at 10:00 a.m., local time, or at any adjournment thereof.

 1. Election of the following nominees as directors:

               Derek E. Dewan, Daniel M. Doyle, Peter J. Tanous,
          T. Wayne Davis, John K. Anderson, Jr. and Michael D. Abney.

           [_FOR]all                   [_]WITHHOLD AUTHORITY
             nominees listed           to vote for all
             (except as marked to        nominees listed
              the contrary)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space provided below.)
--------------------------------------------------------------------------------

                         (CONTINUED ON THE OTHER SIDE)

LOGO

 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                             This proxy, when properly execut-
                                             ed, will be voted in the manner
                                             directed herein by the under-
                                             signed shareholder. Please sign
                                             exactly as your name appears
                                             herein. When shares are held by
                                             joint tenants, both should sign.
                                             When signing as attorney, execu-
                                             tor, administrator, trustee or
                                             guardian, please give full title
                                             as such. If a corporation, please
                                             sign in full corporate name by
                                             president or other authorized of-
                                             ficer. If a partnership please
                                             sign in partnership name by au-
                                             thorized person. Make sure that
                                             the name on your stock certifi-
                                             cate(s) is exactly as you indi-
                                             cate below.
                                             ----------------------------------
                                                         Signature
                                             ----------------------------------
                                                 Signature if jointly held

                                             Dated: ____________________ , 1998

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING
                     THE ENCLOSED SELF-ADDRESSED ENVELOPE.